FOR IMMEDIATE RELEASE

CARL C. ICAHN AND SOUTHEASTERN ASSET MANAGEMENT
ISSUE OPEN LETTER TO STOCKHOLDERS OF DELL AND DELL SPECIAL COMMITTEE

LET THE DESPERATE DELL DEBACLE DIE

New York, New York, July 31, 2013 – Carl C. Icahn and his affiliates and Southeastern Asset Management today issued the following open letter to stockholders of Dell Inc. and the Dell Special Committee.

Dear Fellow Dell Stockholders and Dell Special Committee:

Today we read that the Dell Special Committee will not accept Michael Dell/Silver Lake’s request to amend the stockholder approval requirement previously agreed to by Dell, Michael Dell and Silver Lake.  We are pleased to see that the Special Committee heeded our advice.

But now, the Special Committee has proposed to change the record date for the special meeting of stockholders, which would further delay the stockholder vote that was first scheduled for July 18.  To that proposal, we say:  Enough!  The stockholders have spoken – and they do not want to be frozen out by Michael Dell/Silver Lake.  Let the vote happen on Friday.  Michael Dell has said he is “at peace either way”.  We are glad to hear it!  It is time to let the proposed freeze-out merger die.

If the Special Committee fails to heed our advice to hold the Special Meeting on Friday and let the stockholders finally vote after six months of uncertainty, and instead, they decide to reset the record date and schedule the Special Meeting for the fourth time, it is imperative, AS WE HAVE REQUESTED FOR MONTHS, that Dell also hold the Annual Meeting on that same day and at the same time.

LET’S MOVE FORWARD TO END THIS UNCERTAINTY

The Dell Board needs to immediately set a record date for the Annual Meeting and announce the date for the Annual Meeting.  The current Dell directors have been sitting for over a year.  We believe that the Dell Board has a fiduciary obligation to ensure stockholders have the opportunity to make their choice:

Do stockholders want to continue with the incumbent directors who have supported what we believe is an undervalued merger with the company’s founder, largest stockholder and CEO?

OR

Do stockholders want to elect our director nominees who, if elected, will promptly move forward, subject to their fiduciary duties, with a Dell self-tender offer at $14 per share plus warrants and allow stockholders to remain in the company to enjoy the benefits of what we believe will be a resurgent Dell under new management?

By negotiating an undervalued freeze-out merger, pushing relentlessly to have it approved by even going so far as to try to waive one of the most important stockholder protections in the Merger Agreement, and holding an interview with The Wall Street Journal where he espouses his concern for employees and customers, but barely mentions and certainly shows no concern for, his stockholders, Michael Dell has revealed all we need to know.  And to be honest, we fear to what end he will go to keep Dell under his control if and when his freeze-out merger is finally allowed to be rejected.  Specifically, will he try to purchase additional stock to further increase his 15% position in the company in an attempt to ensure he keeps control of the company at the Annual Meeting?  The Dell Board must consider this question seriously and should prevent Michael Dell from buying votes by buying shares.  What we view as the ill-effects of Michael Dell’s influence have been broadly felt.  Since Michael Dell returned as CEO, the stock has dropped from $24.22, to this morning’s price of $12.46.  The freeze-out merger was his idea all along and it has been shown to be an unpopular one.  The Board should not aid him by permitting him to increase his influence at Dell.

Again, to be very clear:  Take the vote on Friday.  Be “at peace” with the outcome.  Immediately set the record date for the Annual Meeting and give stockholders the choice they deserve after all these months of uncertainty.

Sincerely,

Carl C. Icahn	O. Mason Hawkins, CFA	G. Staley Cates, CFA
Icahn Enterprises L.P.	Southeastern	Southeastern
	Asset Management, Inc.	Asset Management, Inc.

For assistance in voting your shares, please contact D.F. King & Co., Inc., which is assisting Icahn and Southeastern Asset Management, at 1-800-347-4750 (banks and brokers call 1-212-269-5550) or by e-mail at dell@dfking.com.

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT, DATED JUNE 26, 2013, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY ICAHN ENTERPRISES, LP, SOUTHEASTERN ASSET MANAGEMENT, INC. AND THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF DELL INC. FOR USE AT DELL INC.’S SPECIAL MEETING OF STOCKHOLDERS NOW SCHEDULED TO BE HELD ON AUGUST 2, 2013 BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION.  A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF DELL INC. AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT, DATED JUNE 26, 2013. EXCEPT AS OTHERWISE DISCLOSED IN THE DEFINITIVE PROXY STATEMENT, THE PARTICIPANTS HAVE NO INTEREST IN DELL INC. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF DELL INC. AS DISCLOSED IN THE DEFINITIVE PROXY STATEMENT.  WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this letter, and the documents referred to in this letter, are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives.  Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties.  Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties.  Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements.  Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,”  “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified under the section entitled “Risk Factors” in Dell’s Annual Report on Form 10-K for the year ended February 1, 2013 and under the section entitled “Cautionary Statement Concerning Forward-Looking Information” in Dell’s Definitive Proxy Statement filed with the SEC on May 31, 2013.  Such forward-looking statements should therefore be construed in light of such factors, and Icahn and Southeastern are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Icahn Capital LP
Susan Gordon
(212) 702-4309

Southeastern Asset Management
Lee Harper
(901) 818-5240